UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Healthcare Realty Trust Incorporated
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3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
March 28, 2016
TO OUR SHAREHOLDERS:
You are cordially invited to attend the 2016 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on May 10, 2016, at 10:00 a.m. (local time) at the Company’s executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
The following pages contain the formal notice of the annual meeting and the Company’s proxy statement, which describe the specific business to be considered and voted upon at the annual meeting. Whether or not you plan to attend the meeting, the Company would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Company’s proxy statement. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

Sincerely,

David R. Emery
Chairman and Chief Executive Officer

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 10, 2016
TO OUR SHAREHOLDERS:
The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 10, 2016, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

(1)	To elect nine nominees as directors to serve one-year terms expiring at the 2017 annual meeting of shareholders or until their successors are duly elected and qualified;

(2)	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2016 fiscal year;

(3)	To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K; and

(4)	To transact any other business that properly comes before the meeting or any adjournment thereof.
Holders of the Company’s Common Stock of record at the close of business on March 10, 2016 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors,

David R. Emery
Chairman and Chief Executive Officer
Dated: March 28, 2016

3310 West End Avenue. Suite 700
Nashville, Tennessee 37203
PROXY STATEMENT
This Proxy Statement contains information related to the annual meeting of shareholders of Healthcare Realty Trust Incorporated (the "Company") to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 10, 2016, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the Annual Report to Shareholders for the Year Ended December 31, 2015 (the "Annual Report to Shareholders") are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to be distributed on or about March 28, 2016.
Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company is now making this Proxy Statement and the Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who receive the Notice of Internet Availability by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice of Internet Availability contains instructions as to how shareholders may access and review the materials on the Internet, including information about how shareholders may submit proxies by telephone or over the Internet.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or Internet, or if you requested a printed copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our shareholders to submit proxies in advance of the Annual Meeting. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of the Company's common stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.
The close of business on March 10, 2016 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. The inspectors of election for the Annual Meeting will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 2), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1 and 3). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee are called "broker non-votes." These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.
As of the close of business on the record date, the Company had 150,000,000 authorized shares of common stock, $0.01 par value (the “Common Stock”), of which 103,496,465 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS
In 2015, the Board of Directors proposed an amendment to the Company's charter to declassify the board. That proposal was approved by the Company's shareholders at the 2015 Annual Meeting of Shareholders and the Board of Directors was declassified. Accordingly, the shareholders are now allowed to vote on the entire Board of Directors each year.
The Company's charter does not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Common Stock for each nominee. According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. An abstention may not be specified with respect to the election of directors. Broker non-votes will have no effect on the outcome of the election. The Company has a director resignation policy that is applicable to any director that does not receive a majority of votes cast "for" his or her election to the board in an uncontested election. This policy is described in greater detail on page 5 of this Proxy Statement.
Unless a proxy specifies otherwise or results in a broker non-vote because of the failure of a shareholder to execute or return the proxy with instructions, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Corporate Governance Committee.
Qualifications of Directors and Nominees to be Directors
As described in the table below, the Board of Directors is comprised of individuals from differing backgrounds and experiences. The Board believes that each director possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Board also believes that the directors work together well and contribute individual strengths and skills to effectively carry out the Board’s duties.
The nominees for election as directors are:

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
David R. Emery	71	Mr. Emery serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. His understanding of the business of the Company and his leadership role since founding the Company in 1992 have enabled him to provide unique insight and leadership to the Board. His significant equity stake in the Company has also further aligned the Board with shareholder interests.	1993
Nancy H. Agee	63
Ms. Agee has served as the Chief Executive Officer of Carilion Clinic, a not-for-profit health care organization based in Roanoke, Virginia, since 2011. From 2001 to 2011, she served as the Chief Operating Officer of Carilion Clinic. Ms. Agee also serves as a director of RGC Resources, Inc., an energy company located in Roanoke, Virginia and HomeTown Bankshares Corporation, a state chartered bank located in Roanoke, Virginia. As the Chief Executive Officer of a leading health system, Ms. Agee provides the Board with valuable insight regarding the real estate needs and concerns of major health systems.
			2016
Charles Raymond Fernandez, M.D.	72	Dr. Fernandez retired in August 2008 as Chief Executive Officer of the Piedmont Clinic in Atlanta, Georgia. As a medical doctor, Dr. Fernandez’s experience provides the Board with insight regarding matters of importance to the Company’s physician tenants. His experience in managing a large clinic of doctors provides particularly valuable insight regarding physician perspectives and hospital relationships.	1993
Peter F. Lyle	51	Mr. Lyle serves as the Vice President of Health Systems, Pharma and Medical Practice Services at Medical Management Associates, Inc., a health care consulting group based in Atlanta, Georgia. Mr. Lyle's experience in advising health systems and physician practices on key aspects of practice management adds to the Board's understanding of the business and delivery of healthcare services.	2016
Edwin B. Morris III	76	Mr. Morris previously served as Managing Director for Morris & Morse Company, Inc., a real estate advisory and investment firm in Boston, Massachusetts. Mr. Morris’ experience in real estate financing and investment is valued for the Board’s evaluation and oversight of the Company’s investment opportunities and strategies.	1993

John Knox Singleton	67	Mr. Singleton is Chief Executive Officer of Inova Health System headquartered in Falls Church, Virginia. He also serves as a director of Washington Mutual Investors Fund and Virginia Tax Exempt Fund, each a mutual fund located in Washington, D.C. The experience Mr. Singleton has gained in these roles has enabled him to provide the Board with insight regarding the business of large not-for-profit health systems, as well as general compensation practices and governance matters.	1993
Bruce D. Sullivan, CPA	75	Mr. Sullivan retired in October 2001 as managing partner of the Nashville office of Ernst & Young LLP. Mr. Sullivan is a certified public accountant and also serves as a director of two small private companies. Mr. Sullivan’s financial expertise has added strength to the Board as an audit committee financial expert. Additionally, the experience he gained in public accounting has added depth of knowledge to the Board regarding matters of finance, accounting and risk oversight.	2004
Christann M. Vasquez	55
Ms. Vasquez has served as the President of Dell Seton Medical Center at the University of Texas, a teaching hospital located in the downtown health center of Austin, Texas, since August 2014. From August 2009 to August 2014, Ms. Vasquez was the Executive Vice President and Chief Operating Officer of University Health System in San Antonio, Texas. Ms. Vasquez's extensive experience in healthcare operations and leadership roles with large health systems further expands the Board's understanding of the operational planning and concerns associated with the delivery of healthcare services in major markets by leading health systems.
			2015
Dan S. Wilford	75	Mr. Wilford retired in November 2002 as President and Chief Executive Officer of Memorial Hermann Healthcare System, a major hospital system in Houston, Texas. He serves as a director of LHC Group, Inc., a home healthcare provider headquartered in Lafayette, Louisiana. His experience gained from these roles and others has added value to the Board’s corporate governance oversight and added to its understanding of the healthcare industry and matters affecting the Company’s tenants and healthcare system relationships.	2002
Except as indicated, each of the nominees has had the principal occupation indicated for more than five years. Each nominee has consented to be a candidate and to serve if elected.

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.
_______________________________________________________________________
CORPORATE GOVERNANCE
Leadership Structure
Since the Company’s inception, Mr. Emery has served as the Chairman of the Board of Directors and the Company’s Chief Executive Officer. The Board of Directors believes that this structure has been appropriate given Mr. Emery’s performance since founding the Company. On February 16, 2016, the Company announced that Todd J. Meredith will become the Company's next Chief Executive Officer effective December 30, 2016. On that date, the Company will separate the Chairman of the Board and Chief Executive Officer roles. Mr. Emery will become Executive Chairman of the Board of Directors. The Board of Directors believes that separation of these roles is appropriate given the continuity provided by Mr. Emery's continued involvement on the Board and Mr. Meredith's long tenure with the Company.

Lead Independent Director; Non-Management Executive Sessions; Communicating with the Board
Periodically, and no less frequently than quarterly, the independent directors meet in executive session. The non-management directors have appointed Edwin B. Morris III as lead director to preside over the non-management executive sessions. During 2015, the non-management directors held four executive sessions. Any interested party may communicate with the non-management directors as a group by contacting Mr. Morris in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Any interested party may communicate directly with the full Board of Directors or any individual director by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all correspondence intended for the entire Board and will forward to the Board copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention.

Committee Membership
The Board of Directors has an Executive Committee, Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board of Directors has adopted written charters for each committee, except for the Executive Committee. The committee charters are posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and are available in print free of charge to any shareholder who requests a copy.
All committee members are non-employee, independent directors, except Mr. Emery. The following table sets forth the current members of the committees:

Name	Executive	Corporate Governance	Audit	Compensation
Nancy H. Agee			X
David R. Emery	(X)
Charles Raymond Fernandez, M.D.			X
Peter F. Lyle				X
Edwin B. Morris III				(X)
John Knox Singleton	X			X
Bruce D. Sullivan (1)		X	(X)
Christann M. Vasquez		X
Dan S. Wilford	X	(X)

( )	Chairman
(1)	The Board has determined that Mr. Sullivan meets the criteria to be an audit committee financial expert.

Committee Duties

Executive Committee	No meetings in 2015

•
Acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company, except those matters that cannot by law be delegated by the Board.

Corporate Governance Committee	Four meetings in 2015

•	Reviews and implements the Corporate Governance Committee charter and reports to the Board.

•	Develops and implements policies and practices relating to corporate governance.

•	Monitors implementation of the Company’s Corporate Governance Principles.

•	Develops criteria for selection of members of the Board.

•	Seeks individuals qualified to become Board members for recommendation to the Board.

•	Evaluates the independence and performance of individual directors.

Audit Committee	Five meetings in 2015

•	Reviews and implements the Audit Committee charter and reports to the Board.

•
Selects the Company’s independent registered public accounting firm (whose duty it is to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year in which it is appointed) and has the sole authority and responsibility to pre-approve all audit and audit-related fees and terms, as well as all significant permitted non-audit services by the Company’s independent registered public accounting firm.

•
Meets with the Company's independent registered public accounting firm at least quarterly, both together with management and separately, to review and discuss the scope of the audit and all significant matters related to the audit.

•
Meets at least annually with key members of management in separate executive sessions, including the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Chief Accounting Officer, the heads of investments, corporate finance, technology services, leasing and management, taxation, and compliance and internal audit to discuss the Company's internal controls over financial reporting, the completeness and accuracy of the Company's financial statements and any other matters that the Committee or any of these persons believe should be discussed privately.

•	Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal audit function, and the independent registered public accounting firm.

•
Reviews the Company's financial statements, Forms 10-Q and 10-K, the earnings press releases and supplemental information and discusses them with the Company's Chief Financial Officer and Chief Accounting Officer and the independent registered public accounting firm.

•	Reviews and discusses with management the Company's major financial risk exposures and steps taken by management to monitor and mitigate such exposure.

•	Reviews and discusses new accounting pronouncements with the Chief Financial Officer, Chief Accounting Officer and the external auditors to assess applicability to and the effect on the Company.

Compensation Committee	Seven meetings in 2015

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Annually reviews corporate performance relevant to the compensation of the Company’s executive officers and key employees.

•
Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “Executive Compensation” in this Proxy Statement (collectively, the “Named Executive Officers”) and fees paid to directors.

•
Administers the Company’s stock plans, retirement plan and employee stock purchase plan. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Gives consideration to the development and succession of the Named Executive Officers.

Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics is posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions by posting such information on its website.

Director Resignation Policy
The director resignation policy provides that, in an uncontested election, any director who receives a greater number of withheld votes than votes for election must tender his or her resignation to the Board promptly following certification of the shareholder vote. Upon such resignation, the Corporate Governance Committee will have 45 days following certification of the shareholder vote to consider the resignation and recommend to the Board whether or not to accept such resignation. Following the recommendation of the Corporate Governance Committee, the Board must decide within 90 days following certification of the shareholder vote whether or not to accept the resignation. After making its decision, the Board will promptly disclose the decision in a Form 8-K filed with the SEC. The director resignation policy is included in the Company’s Corporate Governance Principles, which are posted in the Corporate Governance section of the Company’s website at www.healthcarerealty.com under the “Investor Relations” tab.

Meeting Attendance
The Board of Directors held a total of eight meetings in 2015. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company has not adopted a formal policy regarding director attendance at annual meetings of shareholders, but encourages each member of the Board of Directors to attend. One member of the Board attended the 2015 Annual Meeting of Shareholders.

Director Education
The Corporate Governance Committee has adopted a set of education guidelines and encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is requested to attend at least one director education program every three years. The Company pays for each director’s expenses incurred to attend director education programs.

Risk Oversight
The Board of Directors is responsible for overseeing the Company’s overall risk management as part of determining a business strategy designed to provide long-term value to the Company’s shareholders. The Board of Directors oversees the Company’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, such as capital raises or investments, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on at least a semi-annual basis the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring, reviewing and discussing the Company’s financial risk exposures. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Compensation Committee assesses risks related to the Company's executive compensation programs, as discussed further on page 16 of this Proxy Statement. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the combined efforts of management and the Board on developing strategies that contain risk and enhance long-term shareholder value.

Independence of Directors
The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”) addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. A copy may also be obtained upon request from the Company’s Secretary.
Pursuant to the Principles, the Board undertook its annual review of director independence under the leadership of the Corporate Governance Committee in February 2016. During this review, the Corporate Governance Committee and the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Corporate Governance Committee and the Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director is independent.
To aid in making its annual review of director independence, the Board has adopted categorical standards for determining independence consistent with New York Stock Exchange requirements. A director is independent unless:

•
The director is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;

•
The director, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(A) The director, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•
The director, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;

•
The director is a current employee, or has an immediate family member that is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or

•	The director has any other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

In addition to the above criteria, with respect to members of the Compensation Committee, the Board considers all factors relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member. Specifically, the Board considers the source of compensation of such director, and whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about executive compensation. The Board also considers whether the director is affiliated with the Company, any subsidiary of the Company or any affiliate of a subsidiary of the Company.
As a result of this review, the Board affirmatively determined that, except for Mr. Emery, all of the directors are independent of the Company and its management under the standards adopted pursuant to the Principles.

Director Nominee Evaluation Process
The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Corporate Governance Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab.
Once the Corporate Governance Committee has identified a prospective nominee, the Corporate Governance Committee reviews the information provided to the Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Corporate Governance Committee then evaluates the prospective nominee against the following standards and qualifications:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	Whether the prospective nominee would meet the Company’s criteria for independence in accordance with the Principles and as required by the New York Stock Exchange;

•
The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Principles; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.
The Corporate Governance Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Corporate Governance Committee has no specific policy regarding director diversity. In connection with this evaluation, the Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation, the Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Corporate Governance Committee.

Shareholder Recommendation or Nomination of Director Candidates
The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The Corporate Governance Committee has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any recommendations for future nominees. The Corporate Governance Committee will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined below.
Shareholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by providing the candidate’s name, qualifications and other pertinent information in writing to the Corporate Governance Committee, c/o Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
Such information should include:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•
A representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
A description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•
Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.
The bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements. This is the procedure to be followed for direct nominations, as opposed to recommendation of nominees for consideration by the Corporate Governance Committee. To be timely for the 2017 annual meeting, such notice must be received by the Company at its executive offices no earlier than October 29, 2016 nor later than November 28, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of January 31, 2016, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of January 31, 2016, there were 102,209,816 shares of the Company’s Common Stock outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares Beneficially Owned
David R. Emery	808,773	(1)(2)	*
Scott W. Holmes	281,405	(3)	*
John M. Bryant, Jr.	139,213	(4)	*
B. Douglas Whitman, II	109,347	(5)	*
Todd J. Meredith	100,177	(6)	*
Nancy H. Agee	—	(7)	*
Errol L. Biggs, Ph.D.	39,771	(8)(9)	*
Charles Raymond Fernandez, M.D.	16,128	(9)	*
Peter F. Lyle	—	(7)	*
Edwin B. Morris III	33,382	(9)	*
John Knox Singleton	31,378	(10)	*
Bruce D. Sullivan	28,021	(9)(11)	*
Christann M. Vasquez	—	(12)	*
Roger O. West	62,473	(8)(9)(13)	*
Dan S. Wilford	39,602	(9)(14)	*
All executive officers, directors and nominees to be director as a group (15 persons)	1,689,670		1.65%

The Vanguard Group	14,890,061	(15)	14.79%
Invesco Ltd.	13,633,801	(16)	13.50%
BlackRock, Inc.	11,956,893	(17)	11.90%
CBRE Clarion Securities, LLC	6,886,050	(18)	6.84%
T. Rowe Price Associates, Inc.	6,443,730	(19)	6.40%
FMR LLC	5,223,666	(20)	5.19%

*	Less than 1%

(1)	Includes 696,890 shares held indirectly through family trusts where Mr. Emery is a beneficiary, but has no voting or investment power with respect to the shares owned by the trusts.

(2)	Includes 82,366 shares of restricted stock.

(3)	Includes 218,352 shares of restricted stock.

(4)	Includes 92,657 shares of restricted stock.

(5)	Includes 79,710 shares of restricted stock.

(6)	Includes 87,148 shares of restricted stock.

(7)	Appointed to the Board of Directors on February 17, 2016.

(8)	Retired from the Board of Directors on February 16, 2016.

(9)	Includes 8,566 shares of restricted stock.

(10)	Includes 13,171 shares of restricted stock, 2,000 shares held by Mr. Singleton in a living trust, 3,306 shares owned in an IRA.

(11)	Includes 2,891 shares owned by Mr. Sullivan’s wife.

(12)	Appointed to the Board of Directors on November 3, 2015.

(13)	Includes 35,643 shares held by a family limited partnership, of which Mr. West is the general partner.

(14)	Includes 4,164 shares held in trust.

(15)
Information is based on a Schedule 13G filed on February 11, 2016 by The Vanguard Group, Inc., an investment adviser located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses the sole power to vote 276,430 shares, shared power to vote 81,100 shares, sole power to dispose of 14,679,679 shares and shared power to dispose of 210,382 shares of the Common Stock. The Vanguard Group, Inc. reports that the reported shares held by its subsidiaries are as follows: Vanguard Fiduciary Trust Company is the beneficial owner of 121,730 shares as a result of its serving as investment manager of collective trust accounts; and Vanguard Investments Australia, Ltd. is the beneficial owner of 243,352 shares as a result of its serving as investment manager of Australian investment offerings. Vanguard Specialized Funds - Vanguard REIT Index Fund reported on a Schedule 13G filed on February 9, 2016, that it possesses the sole power to vote 7,241,083 shares of the Common Stock beneficially held by The Vanguard Group, Inc. Vanguard Specialized Funds - Vanguard REIT Index Fund is an investment firm located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(16)
Information is based on a Schedule 13G filed on February 9, 2016 by Invesco Ltd., an investment adviser located at 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309. Invesco Ltd. reported that, through various of its subsidiaries, it possesses the sole power to vote 8,044,086 shares and sole power to dispose of 13,633,801 shares of the Common Stock.

(17)
Information is based on a Schedule 13G filed on January 8, 2016 by BlackRock, Inc., a holding company located at 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 11,702,136 shares and to dispose of 11,956,893 shares of the Common Stock.

(18)
Information is based on a Schedule 13G filed on February 10, 2016 by CBRE Clarion Securities, LLC, an investment adviser located at 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087. CBRE Clarion Securities, LLC reported that it possesses sole power to vote 3,657,628 shares and sole power to dispose of 6,886,050 shares of the Common Stock.

(19)
Information is based on a Schedule 13G filed on February 12, 2016 by T. Rowe Price Associates, Inc., an investment firm located at 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. reported that it possesses sole power to vote 469,844 shares and sole power to dispose of 6,443,730 shares of the Common Stock.

(20)
Information is based on a Schedule 13G filed on February 12, 2016 by FMR LLC, an investment firm located at 245 Summer Street, Boston, Massachusetts 02210. FMR LLC reported that it possesses sole power to vote 1,320,166 shares and sole power to dispose of 5,223,666 shares of the Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2015.
During 2015, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year were timely filed, except for the following: (i) Amanda Callaway, the Company's Chief Accounting Officer, acquired 895 shares of the Company's restricted stock on February 3, 2015 that were inadvertently reported late on November 30, 2015; (ii) John Knox Singleton acquired 416 shares on August 3, 2015 that were inadvertently reported late on August 12, 2015; and (iii) John Knox Singleton acquired 412 shares on August 10, 2015 that were inadvertently reported late on August 25, 2015.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2016. Representatives of this firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2016. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes will have no effect on the outcome of the vote as to this proposal.
Audit and Non-Audit Fees
The following table details fees for professional audit services rendered by BDO USA, LLP to the Company for the last two fiscal years.

	2015	2014
Audit fees(1)	$795,460	$691,700
Audit-related fees	—	—
Tax fees(2)	—	5,634
All other fees	—	—
Total	$795,460	$697,334
___________________

(1)
Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting of $668,414 and $616,693, respectively, for 2015 and 2014, and fees in connection with the Company’s equity and debt offerings in 2015 and 2014 of $127,046 and $75,007, respectively.

(2)	Fees for tax consulting services related to tangible property regulations.
For the purpose of ensuring the continued independence of BDO USA, LLP, the Company determined that its independent registered public accounting firm will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee. All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.
The Board of Directors recommends that the shareholders vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange. Audit Committee members may serve on the audit committees of no more than three public companies.

Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Bruce D. Sullivan, the chairman of the Audit Committee, and Roger O. West meet the criteria to be “audit committee financial experts.” As previously disclosed, Mr. West retired from the Board of Directors effective February 16, 2016.
The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2015 independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.

The roles and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. The internal audit function is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine.

To fulfill its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2015 and the Company’s internal control over financial reporting as of December 31, 2015. The Audit Committee discussed all communications required by the standards of the Public Company Accounting Oversight Board, the New York Stock Exchange and the Securities and Exchange Commission with the Company’s independent registered public accounting firm.

In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding auditor communications with the Audit Committee concerning independence, and has discussed independence with the Company’s independent registered public accounting firm.

The Audit Committee discussed with the internal audit function the Company’s internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO USA, LLP, as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Members of the Audit Committee for the Year Ended December 31, 2015
Bruce D. Sullivan (Chairman)
Errol L. Biggs, Ph.D. (retired from the Board of Directors on February 16, 2016)
Roger O. West (retired from the Board of Directors on February 16, 2016)

Members of the Audit Committee effective February 17, 2016
Bruce D. Sullivan (Chairman)
Charles Raymond Fernandez, M.D.
Nancy H. Agee

_______________________________________________________________________
COMPENSATION DISCUSSION AND ANALYSIS
Executive Overview
2015 Performance
In 2015, the Company made accretive new investments, realized strong internal growth in its core portfolio, improved the quality of its portfolio through targeted dispositions, and executed a number of significant capital strategies.
Highlights in 2015 included:

•
Total shareholder return ("TSR") for the one-year period ended December 15, 2015 was 8.55% compared to (1.19%) over the same period for MSCI U.S. REIT Index (RMZ), 4.07% at the median of the Company's peer group (described on page 17 below), and (5.49%) at the median of a group of 14 publicly-traded health care focused REITs;

•
TSR for the three-year period ended December 15, 2015 was 37.02% compared to 22.38% over the same period for the MSCI U.S. REIT Index (RMZ), 33.45% at the median of the Company's peer group, and 27.13% at the median of a group of 14 publicly-traded health care focused REITs;

•	Normalized FFO grew 10.9% over 2014 to $160.0 million and normalized FFO per share increased 7.4% to $1.60;

•	Average trailing twelve month growth in same store net operating income ("NOI") was 6.1%;

•	Average trailing twelve month growth in same store revenue was 4.1%;

•	Average quarterly same store occupancy increased from 88.5% in 2014 to 89.4% in 2015;

•	In the Company's same store multi-tenant portfolio for the four quarters of 2015, contractual increases for in-place leases averaged 3.0% and cash leasing spreads for renewals averaged 3.6%;

•	NOI grew 7.5% in 2015 to $237.5 million from $220.9 million in 2014;

•	The Company's dividend payout percentage decreased throughout the year, with the fourth quarter dividend of $0.30 per share representing a 73.2% payout percentage on Normalized FFO per share of $0.41;

•	The acquisition of eight medical office properties comprising 504,000 square feet for $187.2 million at a weighted average capitalization rate of 6.0%;

•
The disposition of nine properties totaling $158.0 million at a weighted average capitalization rate of 5.3%, which generated an accretive source of capital for higher yielding, stabilized investments;

•	The issuance of approximately 2.4 million shares of Common Stock at an average price of $27.45 per share, generating $65.8 million in net proceeds;

•
The issuance of $250.0 million of unsecured senior notes due in May 2025 with a coupon rate of 3.875% and application of the proceeds towards the redemption of the 6.5% unsecured senior notes due 2017; and

•
An upgrade in credit rating by two of the major rating agencies, triggering a reduction in interest rates payable under the Company's $700.0 million unsecured credit facility and a $200.0 million term loan.

Reconciliations of Non-GAAP measures to GAAP are provided on pages 33 and 34 below.

Achievement of Performance Goals in 2015
As noted above, for the year ended December 15, 2015, the Company's TSR was 8.55%, placing it at the 60th percentile among the peer group. For the three-year period ended December 15, 2015, the Company's TSR was 37.0%, placing it at the 55th percentile of the peer group over the three-year period. The Company also attained average trailing twelve month same store revenue growth of 4.1% and average trailing twelve month same store NOI growth of 6.1%. Based on these results, the Named

Executive Officers were eligible for performance-based cash and restricted stock awards under the Company's Executive Incentive Plan (the "Executive Incentive Plan") as discussed on pages 18, 19, and 22 below.

2016 Changes to Executive Incentive Plan
The Company made several modifications to its Executive Incentive Plan on February 16, 2016 to increase the percentage of total compensation that is subject to achievement of performance targets and to make the plan more comparable to the companies in the peer group and other similarly situated companies in the REIT industry. The general structure of the Executive Incentive Plan was preserved, with certain key modifications, including:

•	the elimination of the practice of discretionary individual bonus awards to Named Executive Officers;

•	the elimination of the restricted stock conversion feature that allowed Named Executive Officers to convert cash awards into restricted stock awards at a multiple of up to three times the cash value;

•	an increase in the length of the cliff vesting period for TSR-based restricted stock awards from three years to five years;

•	a reduction in the maximum salary deferral available to participants in the Executive Incentive Plan from 50% to 25%;

•	an increase in the realizable TSR-based restricted stock awards from a maximum of two times to a maximum of four times base salary; and

•	an increase in the realizable Company Performance Awards from a maximum of 0.7 times to a maximum of two times base salary.

Under the Executive Incentive Plan, the Named Executive Officers and certain senior vice presidents may earn incentive awards in the form of cash and restricted stock based on Company performance. Company performance is measured over a four-quarter period against targeted financial and operational metrics set in advance by the Compensation Committee. Restricted stock awards are based on the Company's relative TSR performance over one-year and three-year periods, measured against 20 peer group companies. The one and three-year periods begin and end on December 15 to allow the Compensation Committee sufficient time to review and consider the results before the end of the year. Cash incentive awards are based on the Company's growth in average trailing twelve month same store revenue and NOI each quarter, measured against targets set by the Compensation Committee at the beginning of each year. The 2016 same store revenue and NOI targets are set forth in the table on page 19 below. Restricted stock awards made under the Executive Incentive Plan are granted pursuant to the Company's 2015 Employees Stock Incentive Plan (the "2015 Incentive Plan"). The various awards available under the Executive Incentive Plan are discussed below under the heading "Components of Compensation." Currently, all of the Named Executive Officers are participants in the Executive Incentive Plan.

Say on Pay
The Company received a favorable say-on-pay vote at its 2015 Annual Meeting of Shareholders, with approximately 97.74% of the votes cast supporting the Company's executive compensation. The Compensation Committee believes that the vote reflected a favorable view of the alignment between pay and performance.

2016 Management Changes
On December 30, 2016, Todd J. Meredith will become the Company's Chief Executive Officer and David R. Emery will become the Executive Chairman of the Board of Directors. Mr. Emery is the founder of the Company and has served as its CEO and Chairman of the Board since its inception in 1992. On December 30, 2016, Mr. Meredith will receive a grant of 200,000 shares of restricted stock that will be subject to a 10-year cliff vesting period. Mr. Meredith's base salary and other terms relating to his employment with the Company are set forth on pages 18 and 26 below. On December 30, 2016, Mr. Emery will receive a grant of 150,000 shares of restricted stock that will be subject to a 5-year cliff vesting period. In addition, Mr. Emery will no longer be eligible to receive awards under the Executive Incentive Plan, which was amended and restated on February 16, 2016 or any other incentive compensation plans or programs after 2016, but will be eligible for awards based on the Company's performance in 2016, whether granted before or after December 30, 2016.

Effective March 1, 2016, J. Christopher Douglas became the Company's Executive Vice President and Chief Financial Officer. On March 1, 2016, Mr. Douglas received a grant of 50,000 shares of restricted stock that is subject to a 10-year cliff vesting period. Mr. Douglas's base salary and other terms relating to his employment with the Company are set forth on pages 18 and 27 below.

Comprehensive Compensation Policy
The Compensation Committee believes that the compensation of the Company’s officers, including the Named Executive Officers, should align their interests with those of the shareholders, link executive compensation to the Company's overall performance, provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate the officers to contribute to the Company’s success.

Pay For Performance
The Executive Incentive Plan is designed to directly link compensation to performance. The Company believes that the combination of objective core operating metrics and shareholder return provides the best incentive structure for the growth of long-term shareholder value. Through the Executive Incentive Plan, the Named Executive Officers are rewarded for attaining the Company's objectives of strong, relative TSR performance, sustained growth in revenue and NOI, selective pursuit of acquisition and development opportunities, and effective management of the Company's access to and cost of capital.

Restricted Stock
Since inception, the Company has used restricted stock grants as the primary means of delivering long-term incentive compensation to its officers. These grants of restricted stock have generally been subject to cliff vesting periods ranging from three to eight years. The Compensation Committee believes that restricted stock grants with long vesting periods align the interests of officers and shareholders and provide strong incentives to the officers both to grow the value of the stock and to maintain the dividend payment. The officers personally benefit from these efforts through their restricted stock awards, which receive dividends at the same rate as unrestricted common stock. Prior to vesting, the restricted stock grants are subject to forfeiture in the event that the officer voluntarily leaves employment or is terminated for cause. As such, the Company’s officers essentially have to earn this equity compensation twice: the first time through their efforts to meet the initial performance criteria necessary for a grant of restricted stock to be made; and the second time by continued service through the at-risk vesting period. The Company discourages the hedging of Company securities by the Named Executive Officers and directors. None of the Named Executive Officers or directors have entered into any hedging arrangements with respect to Company securities. In addition, restricted shares may not be sold, assigned, pledged or otherwise transferred.

The Compensation Committee believes that restricted stock arrangements foster a focus on long-term performance by the Company’s officers. In 2015, 60% of the aggregate total compensation for Named Executive Officers was paid in the form of restricted stock having cliff vesting periods of three, five, or eight years. The Compensation Committee believes that this further demonstrates alignment of the interests of the Named Executive Officers with that of the Company’s shareholders.

Compensation Parity
There are no material differences in the compensation policies and decisions relating to the compensation of the different Named Executive Officers.

Stock Ownership Guidelines
The Compensation Committee believes that it is in the best interests of the shareholders to encourage all employees, especially the Named Executive Officers, to increase their equity position in the Company to promote share ownership and further align employee and shareholder interests. In 2011, the Compensation Committee adopted stock ownership guidelines applicable to the Named Executive Officers and directors. Under these guidelines, the Chief Executive Officer should hold Common Stock with a fair market value equal to five times his current base salary, net of elective deferrals, as of April 1 each year. All executive vice presidents should hold Common Stock with a fair market value equal to three times their current base salary, net of elective deferrals, as of April 1 each year. Each non-employee director should hold common stock with a fair market value equal to three times such director’s then current annual retainer. The guidelines provide that all owned stock, both restricted and unrestricted, counts towards the ownership guidelines for officers and directors. Officers and directors who are subject to these guidelines have five years from the date that they first become subject to the guidelines to comply with its terms. As of January 31, 2016, all of the Company’s non-employee directors and the Named Executive Officers met the stock ownership guidelines, except for new board members who will have five years to meet the guidelines. As of January 31, 2016, the multiples of stock held to base salary for the Named Executive Officers were as follows:

Named Executive Officer	Fair market value of stock holdings as multiple of current base salary, net of elective deferrals
David R. Emery	24.08x
Scott W. Holmes	34.80x
John M. Bryant, Jr.	10.79x
B. Douglas Whitman, II	8.01x
Todd J. Meredith	8.80x

As mentioned above, J. Christopher Douglas was appointed the Company's Executive Vice President and Chief Financial Officer, effective March 1, 2016. As of that date, the fair market value of Mr. Douglas's stock holdings as a multiple of his new base salary was 5.47x.

Compensation "Clawbacks"
If the Company is required to restate its financial statements as a result of misconduct, Section 304 of the Sarbanes-Oxley Act requires the Chief Executive Officer and the Chief Financial Officer to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the financial statements; and (ii) any profits realized from the sale of Company securities during those 12 months. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act directs the SEC to promulgate additional rules requiring companies listed on stock exchanges to adopt policies regarding the recovery of executive compensation from executive officers for accounting restatements resulting from material noncompliance with any financial reporting requirement under the securities laws. On July 1, 2015, the SEC proposed rules under this directive for comment by the public. The Compensation Committee is awaiting the adoption and publication of the final new rules, upon which it plans to adopt policies commensurate with these new rules and appropriate for the Company.
Compensation Methodology
Compensation Committee’s Governance
The Compensation Committee approves salaries and makes other compensation decisions for the Named Executive Officers and the Company's directors. The Compensation Committee also approves stock-based compensation awarded under the 2015 Incentive Plan to other officers and employees. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.
The Compensation Committee meets at least four times a year in conjunction with the quarterly meetings of the full Board of Directors and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Compensation Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Compensation Committee meetings as requested by the committee. These officers provide information and discuss performance measures with the Compensation Committee relating to officer compensation. After every quarterly meeting, the Compensation Committee holds an executive session consisting only of the committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.
The Compensation Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any Named Executive Officer. The Compensation Committee annually reviews all of the perquisites paid to the Named Executive Officers, as well as their compliance with the Company’s policies regarding perquisites.
Compensation Risk Assessment
The Compensation Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk-taking by the Named Executive Officers:

•
The use of restricted stock, with long vesting periods during which the stock cannot be sold, provides an incentive to the Named Executive Officers to make decisions that contribute to long-term growth of the Company, the stability of NOI, and the delivery of dividends to stockholders.

•	The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable within the peer group.

•	The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company’s compensation plans and policies.

Peer Group
For 2015, the Compensation Committee used the companies listed below as the peer group against which to measure the Company's one-year and three-year TSR. The peer group is selected each year in accordance with the Executive Incentive Plan. The Executive Incentive Plan provides a mechanism for determining the peer group, which the Compensation Committee believes provides for the most closely comparable companies with respect to competition for management talent and appropriate pay levels. The plan provides that all publicly traded equity REITs are sorted by market capitalization, with externally managed REITs and REITs with less than five years of operating history excluded. The 10 companies with market capitalizations immediately larger and the 10 companies immediately smaller than the Company are selected as the peer group. The following companies comprised the peer group for 2015:

Acadia Realty Trust	Equity One, Inc.	Parkway Properties Inc.
Brandywine Realty Trust	First Industrial Realty Trust	Piedmont Office Realty Trust
CBL & Associates Properties	Healthcare Trust of America	Post Properties Inc.
Columbia Property Trust	Kite Realty Group Trust	PS Business Parks Inc.
Corporate Office Properties Trust	Lexington Realty Trust	Sovran Self Storage, Inc.
Cousins Properties Inc.	Medical Properties Trust Inc.	Sun Communities Inc.
DCT Industrial Trust Inc.	National Health Investors Inc.
The Compensation Committee will determine the peer group for 2016 at its first regularly scheduled meeting following the end of the first quarter of 2016.
Compensation Consultant
The Compensation Committee retains Ernst & Young LLP (“Ernst & Young”) as its independent compensation consultant to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation Committee’s policy is to meet annually with the compensation consultant to discuss executive compensation trends. The consultant also attends Compensation Committee meetings periodically. Ernst & Young participated by telephone in one of the Compensation Committee’s meetings in 2015, during which it provided a review of recent trends and developments in compensation practices within the Company’s industry and in general. Ernst & Young also advised the Compensation Committee on the structure of the 2015 Incentive Plan and the modifications to the Executive Incentive Plan in 2015.
Ernst & Young received an aggregate of $96,249 for its compensation consulting services provided to the Compensation Committee in 2015.

Components of Compensation
Elements of Pay
In 2015, the Company’s compensation program for its Named Executive Officers consisted of the following key elements:

•	annual base salaries that are paid in cash;

•	the potential for individual performance awards that are paid in cash;

•
the potential for Company performance awards that are based on defined performance targets set by the Compensation Committee and which were paid in cash, but which, in 2015, could be taken in the form of restricted stock at the election of the officer;

•	the potential for TSR awards that are paid in the form of restricted stock and which are based on the Company's TSR performance relative to the peer group; and

•
elective salary deferral, allowing Named Executive Officers to increase their holdings of Company stock, aligning interests with shareholders and subjecting the value of elective restricted stock to market risk and risk of forfeiture.

Annual Base Salary
The Compensation Committee monitors the base compensation for comparable executive officers in the peer group as data points, but does not benchmark to a particular percentile. The Compensation Committee believes that the current levels of base salary for the Named Executive Officers are competitive and reasonable compared to the peer group and will continue to review that periodically. The Compensation Committee expects that any growth in pay for the Named Executive Officers will come in the form of variable, performance-based pay rather than base salary. The base salary of the Company’s Named Executive Officers for 2016, before any elective deferral of cash in the form of restricted stock, is as follows:

Named Executive Officer	2016 Base Salary
David R. Emery Chairman of the Board and Chief Executive Officer (through December 29, 2016)	$975,513
David R. Emery Executive Chairman of the Board of Directors (effective December 30, 2016)	$350,000
Todd J. Meredith Executive Vice President - Investments (through December 29, 2016)	$440,721
Todd J. Meredith President and Chief Executive Officer (effective December 30, 2016)	$700,000
Scott W. Holmes Executive Vice President and Chief Financial Officer (through March 31, 2016)	$469,636
Scott W. Holmes Senior Vice President (effective April 1, 2016)	$309,480
J. Christopher Douglas Senior Vice President, Acquisitions and Dispositions (through February 29, 2016)	$309,480
J. Christopher Douglas Executive Vice President and Chief Financial Officer (effective March 1, 2016)	$440,721
John M. Bryant, Jr. Executive Vice President and General Counsel	$440,721
B. Douglas Whitman, II Executive Vice President - Corporate Finance	$440,721
Individual Performance Awards
In 2015, Individual Performance Awards were available to Named Executive Officers in the discretion of the Compensation Committee and are for the purposes of: (i) rewarding an officer's individual efforts in contributing to the success of the Company and the demonstration of competency within his job description and requisite skill sets; and (ii) retaining the officer's employment. Individual Performance Awards were paid in the form of cash. For 2015, the Named Executive Officers received Individual Performance Awards as shown in the Bonus column in the Summary Compensation Table found on page 22 below.

In 2016, the Compensation Committee discontinued the practice of granting Individual Performance Awards to make a greater percentage of compensation subject to performance targets.

Company Performance Awards
Company Performance Awards are based on the achievement of specific Company performance targets and include growth in same store NOI and same store revenue. The specific targets are established by the Compensation Committee and are set forth in the tables below, with potential awards expressed as multiples of base salary. These two potential awards operate independently of one another and are payable in cash. In 2015, for purposes of the Company Performance Award, same store NOI growth is computed by averaging the Company's reported same store NOI growth percentage for each of the four quarters in the year (comparing same store NOI on a trailing twelve months basis each quarter). Similarly, the same store revenue growth is computed by averaging the Company's reported same store revenue growth for each of the four quarters in the year. The potential awards are scaled against performance measures, offering the Named Executive Officers the opportunity to receive amounts equal to, in 2015, a maximum of 35% of their base salaries for growth in same store NOI and 35% of their base salaries for growth in same store revenue. These maximum percentages were each increased to 100% in 2016 in connection with the elimination of the Individual Performance Awards to make a greater percentage of compensation subject to performance targets. In 2015, Named Executive Officers could elect to receive Company Performance Awards in the form of restricted stock in exchange for varying multiples of the award amount at varying vesting periods. This stock conversion feature was eliminated in 2016. The Compensation Committee believes that the potential for Company Performance Awards provides incentives for the Named Executive Officers to efficiently manage operating expenses and to sustain growth in property operating revenues.

2015 Targets:
In 2015, the realizable awards, expressed as multiples of base salary, were as follows:

Company Performance	<2%	>=2%	>=3%	>=4%
Same store NOI	0x	.0875x	.175x	.35x
Same store revenue	0x	.0875x	.175x	.35x

The Company achieved average trailing twelve months growth rates in 2015 of 6.1% in same-store NOI (percentages by quarter, starting with the first quarter of 2015, were: 6.6%, 6.7%, 5.9%, and 5.2%) and 4.1% in same-store revenue (percentages by quarter, starting with the first quarter of 2015, were: 4.6%, 4.1%, 3.7%, and 3.9%). This resulted in cash awards equal to an aggregate of 70% of base salary for the Named Executive Officers. Some of the Named Executive Officers elected to take all or a portion of these cash awards in the form of restricted stock. The cash portions of the Company Performance Awards granted to Named Executive Officers in 2015 are shown in the Non-Equity Incentive Plan Compensation column and the equity portion is shown in the Stock Awards column in the Summary Compensation Table found on page 22 below.

2016 Targets:
For 2016, the Compensation Committee has established the following targets and realizable awards, expressed as multiples of base salary:

Company Performance	Same Store Revenue Growth	Award Multiple	Same Store NOI Growth	Award Multiple
Maximum	4.91%	1.00x	5.45%	1.00x
Target	4.16%	0.80x	4.45%	0.80x
Threshold	2.66%	0.40x	2.45%	0.40x

The Compensation Committee may award grants on a sliding scale between the targets and multiples expressed in the table above.

Total Shareholder Return Awards
TSR Awards are based on the Company's TSR, as measured against the peer group as of December 15. TSR is the sum of the appreciation in the Company's stock price plus the value of reinvested dividends over the relevant measurement period. TSR Awards can be earned each year based on one-year and three-year TSR. The Compensation Committee believes that this encourages the Named Executive Officers to create and sustain long-term shareholder value. In 2015, TSR Awards were paid in the form of restricted stock subject to a three-year cliff vesting period. In 2016 and subsequent years, TSR Awards will be paid in the form of restricted stock subject to a five-year cliff vesting period. The number of shares awarded is based on the closing price of the Company's common stock on the last trading day of the year. The vesting period guards further against short-term management decisions, as the award remains subject to the risk of forfeiture and market risk until the vesting period ends. In the event that an officer voluntarily terminates employment, retires or is terminated for cause from employment with the Company during the vesting period, the TSR Award would be forfeited. TSR Awards for one-year and three-year periods operate independently of one another, such that an officer could earn one or the other, both, or neither TSR Awards. The size of potential TSR Awards are based on multiples of base salary. The Company's TSR on a one-year and three-year basis is measured against the peer group and the Company's performance is viewed based on a percentile rank in each category. The realizable awards for 2015, expressed as multiples of base salary, were as follows:

TSR Measure	<25th Percentile	>=25th Percentile	>=50th Percentile	>=75th Percentile	>100th Percentile
1-Year TSR	—	0.25x	0.50x	0.75x	1.00x
3-Year TSR	—	0.25x	0.50x	0.75x	1.00x

For the one-year period ended December 15, 2015, the Company achieved a TSR of 8.55%, placing it at the 60th percentile among the peer group. For the three-year period ended December 15, 2015, the Company achieved a TSR of 37.02%, placing it at the 55th percentile of the peer group over the three-year period. The TSR Awards granted to Named Executive Officers in 2015 are shown in the Stock Awards column in the Summary Compensation Table found on page 22 below.

For 2016, the one-year and three-year TSR targets and realizable awards, expressed as multiples of base salary, are as follows:

TSR Target Level	TSR Percentile Rank	1-Year TSR	3-Year TSR
Maximum	100	1.50x	2.50x
Target	55	0.83x	1.38x
Threshold	25	0.38x	0.63x

The Compensation Committee may award grants on a sliding scale between the targets and multiples expressed in the table above.

Realizable Pay
The Executive Incentive Plan allows the Named Executive Officers to earn incentive compensation valued at approximately 6.25 times their annual base salaries (comprised of cash equal to 2.0 times and restricted stock equal to 4.25 times), assuming achievement of the maximum TSR and Company Performance Award targets and maximizing the 25% elective salary deferral option. In 2015, the Named Executive Officers earned incentive compensation ranging from 2.13 to 4.53 times base salary.

Elective Deferral Awards
Under the elective salary deferral feature of the 2015 Incentive Plan, Named Executive Officers may elect to defer up to 50% (reduced to 25% starting in 2016) of their base salaries in the form of shares of restricted stock subject to long-term vesting. The number of shares will be increased through a Company match depending on the length of the vesting period selected by the officer. The officer's vesting period choices are: three years for a 30% match; five years for a 50% match; and eight years for a 100% match. This program is designed to encourage share ownership and to provide officers with an incentive to remain with the Company long term. Restricted stock awarded through the salary deferral plan is subject to market risk and risk of forfeiture during the vesting period. In the event that an officer voluntarily terminates employment (including, in some cases, by retirement) or is terminated for cause from employment with the Company during the vesting period, both the shares purchased with deferred amounts and the shares received through the Company match are subject to forfeiture.

Employee Stock Purchase Plan
All employees meeting minimum service requirements, including the Named Executive Officers, are eligible to purchase shares pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). As further discussed under the heading “Grants of Plan-Based Awards” in the section entitled "Executive Compensation" beginning on page 22 of this Proxy Statement, each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock under the Purchase Plan.

Termination and Change-in-Control Arrangements
Under the terms of the Company’s compensation plans and its employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a termination in connection with a change-in-control of the Company. The specific terms of these arrangements are discussed under the heading “Termination and Change in Control Arrangements with Named Executive Officers” under the section entitled “Post-Employment Compensation” in this Proxy Statement beginning on page 25. In the case of the employment agreements, the terms of these arrangements were agreed to after arms-length negotiations with each Named Executive Officer. The Compensation Committee believes that these arrangements are appropriate under the Company’s current circumstances.

Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that such perquisites help the Company to retain its executive personnel and allows them to operate more effectively. These perquisites generally include: supplemental term life insurance, supplemental disability insurance, and limited use of Company aircraft for personal travel. The Compensation Committee believes that allowing the Company’s Named Executive Officers to use the Company’s aircraft for personal travel provides the officers with significant convenience, safety, and security at a relatively low incremental cost to the Company.

Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Restricted stock issued under the Company's 2007 Employees Stock Incentive Plan (the "2007 Incentive Plan"), and its predecessor plans, and associated dividends do not qualify as performance-based compensation under Section 162(m) and therefore this compensation is subject to the deduction limit. Consequently, compensation expense in the amount of $2,902,745 in 2015 was not deductible. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations. The Company's 2015 Stock Incentive Plan, which was approved by the Company's shareholders in 2015, is expected to be compliant with Section 162(m) and will permit deduction for performance-based compensation awarded under that plan.

Retirement Benefits
Since 1993, the Company has had in place the Executive Retirement Plan in which Mr. Emery and two other employees participated. Effective May 5, 2015, the Company terminated its Executive Retirement Plan. The plan was subject to non-cash valuation fluctuations each year based on changes in mortality assumptions and changing discount rates. Given these fluctuations and the applicability of the plan to only a small number of Company employees, the Company decided to terminate the plan to eliminate a level of volatility and uncertainty to financial results. The Company will settle benefits under the plan by paying the plan participants lump sum amounts. In accordance with Section 409A of the Internal Revenue Code, these amounts will be paid no earlier than twelve and no later than twenty-four months following the termination date. Mr. Emery is the only Named Executive Officer who is a participant under the plan. As a result of the termination, Mr. Emery will receive a lump sum amount equal to his accrued benefit under the plan of approximately $14.4 million. Mr. Emery and the other participants have the option to take the lump sum payments in the form of Company stock.

All Named Executive Officers are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($18,000 for 2015). All eligible participants over the age of 50 may also contribute an additional $6,000 per year to the plan. The Company provides a matching contribution for the first three percent of base salary contributed to the plan, up to an annual maximum of $2,800 per employee.

______________________________________________________________________
COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Edwin B. Morris III (Chairman)
Charles Raymond Fernandez, M.D. (through February 16, 2016)
John Knox Singleton
Peter F. Lyle (beginning February 17, 2016)

EXECUTIVE COMPENSATION
Summary Compensation Table
The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers for the three years ended December 31, 2015.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (4)	Total

David R. Emery Chairman of the Board and Chief Executive Officer	2015	$975,513	$418,077	$975,483	$—	$682,859	$—	$139,696	$3,191,628
	2014	$975,513	$418,077	$975,488	$—	$—	$2,474,495	$122,320	$4,965,893
	2013	$975,513	$418,077	$243,872	$—	$—	$—	$150,941	$1,788,403

Scott W. Holmes Executive Vice President and Chief Financial Officer	2015	$234,818	$201,273	$1,925,492	$—	$—	n/a	$19,587	$2,381,170
	2014	$234,818	$201,273	$937,912	$—	$—	n/a	$35,649	$1,409,652
	2013	$234,818	$201,273	$591,546	$—	$—	n/a	$37,650	$1,065,287

John M. Bryant, Jr. Executive Vice President and General Counsel	2015	$374,613	$188,880	$1,035,629	$—	$154,252	n/a	$16,022	$1,769,396
	2014	$374,613	$188,880	$572,495	$—	$—	n/a	$21,990	$1,157,978
	2013	$374,613	$188,880	$243,620	$—	$—	n/a	$13,331	$820,444

B. Douglas Whitman, II Executive Vice President - Corporate Finance	2015	$396,649	$188,880	$1,454,294	$—	$—	n/a	$63,634	$2,103,457
	2014	$396,649	$188,880	$528,554	$—	$—	n/a	$47,977	$1,162,060
	2013	$396,649	$188,880	$199,154	$—	$—	n/a	$34,009	$818,692

Todd J. Meredith Executive Vice President - Investments	2015	$330,541	$188,880	$1,586,528	$—	$—	n/a	$47,661	$2,153,610
	2014	$352,577	$188,880	$616,436	$—	$—	n/a	$17,486	$1,175,379
	2013	$352,577	$188,880	$288,135	$—	$—	n/a	$37,160	$866,752

(1)	Salary is net of employee elective deferrals shown in Note 2 below.

(2)
Represents the grant date fair value in accordance with ASC 718 of restricted shares of Common Stock received pursuant to the 2015 Incentive Plan and the 2007 Incentive Plan which are described in the Grants of Plan-Based Awards section below. The shares will fully vest if the Named Executive Officers remain employees of the Company for the full vesting period or they are terminated for any reason other than for cause or in certain other cases of employment termination. See Note 14 to the Consolidated Financial Statements contained in the Company’s 2015 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers pursuant to the 2015 Incentive Plan and the 2007 Incentive Plan:

		Salary Deferral Plan
Name	Year	Employee Elective Deferral Amount	Company Matching Amount(a)	Executive Incentive Plan	Total Stock Awards
David R. Emery	2015	$—	$—	$975,483	$975,483
	2014	$—	$—	$975,488	$975,488
	2013	$—	$—	$243,872	$243,872
Scott W. Holmes	2015	$234,816	$234,816	$1,455,860	$1,925,492
	2014	$234,154	$234,154	$469,604	$937,912
	2013	$237,075	$237,074	$117,397	$591,546
John M. Bryant, Jr.	2015	$66,090	$66,089	$903,450	$1,035,629
	2014	$65,912	$65,911	$440,672	$572,495
	2013	$66,724	$66,723	$110,173	$243,620
B. Douglas Whitman, II	2015	$44,051	$44,050	$1,366,193	$1,454,294
	2014	$43,941	$43,941	$440,672	$528,554
	2013	$44,491	$44,490	$110,173	$199,154
Todd J. Meredith	2015	$110,168	$110,167	$1,366,193	$1,586,528
	2014	$87,882	$87,882	$440,672	$616,436
	2013	$88,981	$88,981	$110,173	$288,135

(a)	Determined based on the restriction multiples described on page 24 of this Proxy Statement.

(3)	Amounts based on actuarial projections. The Executive Retirement Plan was terminated effective May 5, 2015. See page 25 for more information.

(4)	Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000. The chart below details amounts included in “All Other Compensation.”

Name	Year	Personal Use of Company Airplane(a)	Additional Life/ Disability Insurance(b)	De Minimis Items(c)	Total All Other Compensation
David R. Emery	2015	$121,049	$14,740	$3,907	$139,696
	2014	$91,326	$14,740	$16,254	$122,320
	2013	$120,051	$14,740	$16,150	$150,941
Scott W. Holmes	2015	$—	$18,913	$674	$19,587
	2014	$9,433	$18,913	$7,303	$35,649
	2013	$11,241	$19,105	$7,304	$37,650
John M. Bryant, Jr.	2015	$8,216	$7,132	$674	$16,022
	2014	$7,961	$7,080	$6,949	$21,990
	2013	$—	$6,379	$6,952	$13,331
B. Douglas Whitman, II	2015	$62,960	$—	$674	$63,634
	2014	$32,737	$8,709	$6,531	$47,977
	2013	$20,603	$6,452	$6,954	$34,009
Todd J. Meredith	2015	$41,390	$5,597	$674	$47,661
	2014	$11,123	$—	$6,363	$17,486
	2013	$29,689	$1,105	$6,366	$37,160

(a)
Represents the total flight hours attributed to the Named Executive Officer’s personal use of the Company’s airplane multiplied by the Company’s incremental cost rates for 2015, 2014 and 2013 of $2,814/hour, $2,476/hour and $2,919/hour, respectively.

(b)	Represents the Company's incremental cost for supplemental life and disability insurance policies paid on behalf of the Named Executive Officer.

(c)	Represents other benefit payments, such as amounts paid for group life and disability insurance and tax preparation services.

Grants of Plan-Based Awards
All of the Company’s officers, including the Named Executive Officers, are eligible to receive performance-based compensation under the 2015 Incentive Plan, pursuant to which shares of Common Stock may be granted. The two distinct programs applicable to Named Executive Officers under the 2015 Incentive Plan are the elective deferral program and the Executive Incentive Plan, which are discussed on pages 14, 18, and 19 of this Proxy Statement.
The following table supplements the Summary Compensation Table by providing more detailed disclosure of equity compensation received by the Named Executive Officers during 2015.

Name	Grant Date	Number of Shares of Stock or Units (#)(1)	Full Grant Date Fair Value of Award
David R. Emery	12/18/2015	35,216	$975,483
Scott W. Holmes	1/1/2015	17,090	$469,633
	12/18/2015	16,954	$469,626
	2/16/2016	34,629	$986,234
John M. Bryant, Jr.	1/1/2015	4,810	$132,179
	12/18/2015	15,910	$440,707
	2/16/2016	16,248	$462,743
B. Douglas Whitman, II	1/1/2015	3,206	$88,101
	12/18/2015	15,910	$440,707
	2/16/2016	32,496	$925,486
Todd J. Meredith	1/1/2015	8,018	$220,335
	12/18/2015	15,910	$440,707
	2/16/2016	32,496	$925,486

(1)	The table below shows the number of restricted shares of Common Stock issued to the Named Executive Officers in 2015 pursuant to the 2007 Incentive Plan and the 2015 Incentive Plan.

	Elective Salary Deferral Plan
Name	Employee Elective Deferral Shares	Company Matching Shares(a)	Executive Incentive Plan(b)	Total Stock Awards
David R. Emery	—	—	35,216	35,216
Scott W. Holmes	8,545	8,545	51,583	68,673
John M. Bryant, Jr.	2,405	2,405	32,158	36,968
B. Douglas Whitman, II	1,603	1,603	48,406	51,612
Todd J. Meredith	4,009	4,009	48,406	56,424

(a)	Determined based on the duration of the restricted period selected by the officer and in accordance with the restriction multiples described below.

(b)	Based on the closing price per share of the Company's Common Stock on the New York Stock Exchange on December 31, 2015 of $28.32.
Pursuant to the elective salary deferral plan, Named Executive Officers may elect to defer up to 25% of their base salaries in 2016 in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by December 31 of the current year. The number of restricted shares granted in January of each year is determined based on the average closing market price of the Company’s Common Stock on the last ten trading days of the calendar year preceding the year in which the shares are issued. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple
3 years	1.3x
5 years	1.5x
8 years	2.0x
By way of example, if an officer elected to defer salary that was equivalent in value to 1,000 shares of stock and the officer elected an 8-year vesting period, the officer would receive the original 1,000 shares plus an additional 1,000 shares for electing the 8-year vesting period, resulting in a total award of 2,000 shares. This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term and to align their interests with that of the shareholders. The vesting period subjects the shares obtained by the cash deferral and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company. Accordingly, if an officer voluntarily leaves or is terminated for cause, that officer would lose all such shares that had not yet vested.

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number of securities and market-based value of restricted shares outstanding that have not vested as of December 31, 2015.

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
David R. Emery	82,366	$2,332,605
Scott W. Holmes	218,352	$6,183,729
John M. Bryant, Jr.	92,657	$2,624,046
B. Douglas Whitman, II	79,710	$2,257,387
Todd J. Meredith	87,148	$2,468,031

(1)	Vesting dates generally range from 2016 to 2023.

(2)	Based on the closing price per share of the Common Stock on the New York Stock Exchange on December 31, 2015 of $28.32.

Stock Vested in 2015
The following table reflects the shares of restricted stock held by the Named Executive Officers that vested in 2015 and the market value of such shares on the vesting date.

Name	Number of Shares that Vested in 2015	Market Value of Shares that Vested in 2015
David R. Emery	40,629	$1,150,613
Scott W. Holmes	21,658	$612,513
John M. Bryant, Jr.	35,483	$974,029
B. Douglas Whitman, II	25,932	$712,438
Todd J. Meredith	16,860	$477,525

_______________________________________________________________________
POST-EMPLOYMENT COMPENSATION
Retirement Plan Potential Annual Payments and Benefits
Between 1993 and 2015, the Company had in place the Executive Retirement Plan in which Mr. Emery was a participant. Effective May 5, 2015, the Company terminated the Executive Retirement Plan. The plan was subject to non-cash valuation fluctuations each year based on changes in mortality assumptions and changing discount rates. Given these fluctuations and the applicability of the plan to only a small number of Company employees, the Company decided to terminate the plan to eliminate a level of volatility and uncertainty to financial results. The Company will settle benefits under the plan by paying the plan participants lump sum amounts. In accordance with Section 409A of the Internal Revenue Code, these amounts will be paid no earlier than twelve and no later than twenty-four months following the termination date. The Company’s Chairman and Chief Executive Officer, Mr. David Emery, is the only Named Executive Officer that was a participant under the plan. As a result of the termination, Mr. Emery will receive a lump sum amount equal to his accrued benefit under the plan of approximately $14.4 million. Mr. Emery and the other plan participants have the option to take the lump sum payments in the form of Company stock.
The following table discloses the material terms and estimated benefits payable to Mr. Emery in 2016 following the termination of the Company’s Executive Retirement Plan, which is discussed in more detail in Note 13 to the Consolidated Financial Statements contained in the Company’s 2015 Annual Report on Form 10-K:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David R. Emery	Executive Retirement Plan	23	$14,375,215	$—
401(k) Plan
All eligible employees may participate in the Company's 401(k) plan, pursuant to which each employee may contribute a portion of his or her salary, to an annual maximum allowed under IRS regulations ($18,000 for 2015). Additionally, participants in the 401(k) plan receive matching contributions from the Company of up to 3% of their salary, to an annual maximum of $2,800.
Termination and Change in Control Arrangements with Named Executive Officers
Chief Executive Officer
On July 31, 2012, the Company entered into an amended and restated employment agreement with Mr. Emery, pursuant to which Mr. Emery serves as Chairman of the Board and Chief Executive Officer of the Company. The agreement has a one-year term that is automatically extended on December 31 of each year for an additional year. If Mr. Emery’s employment is terminated for any reason other than for cause (including a constructive termination), he is entitled to receive his accrued unpaid salary, earned bonus, full vesting of all restricted stock awards, vested deferred compensation and other benefits accrued through the date of termination. In addition, Mr. Emery will receive as severance compensation an amount equal to three times (3x) his annual base salary plus an amount equal to two times (2x) his average annual cash bonus during the two years immediately preceding his termination.

If a “change-in-control” (as defined in the employment agreement) occurs, and Mr. Emery’s employment is terminated within one year following the change-in-control for any reason other than for cause (or constructive termination), he will receive the payments described above provided that the severance compensation would be (a) three times (3x) his annual base salary plus (b) three times (3x) his average annual bonus during the two years immediately preceding his termination, and paid in the form of a lump sum. For purposes of computing the amount due under the immediately preceding subparagraph (b), the average annual cash bonus earned by Mr. Emery in the two years immediately preceding the date of termination shall not be less than 0.6667 times his annual base salary at the time of termination. If the payments due to the change-in-control result in an excise tax to Mr. Emery, under Section 4999 of the Internal Revenue Code, all change-in-control payments to him may be limited to an amount that is less than 300% of his average annual compensation. This limit would not apply in the event that Mr. Emery’s net after-tax benefits are greater after considering the effect of the excise tax.
The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include (i) acts of dishonesty on Mr. Emery’s part constituting a felony that has resulted in material injury to the Company and that is intended to result directly or indirectly in substantial gain or personal enrichment to Mr. Emery at the expense of the Company or (ii) Mr. Emery’s material, substantial and willful breach of the employment agreement that has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.
Mr. Emery’s agreement may be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, full vesting of restricted stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.
The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.
On February 16, 2016, the Company entered into a Third Amended and Restated Employment Agreement with Mr. Emery that will be effective on December 30, 2016, in connection with his transition into the role of Executive Chairman. The term of this agreement ends on December 31, 2021. Mr. Emery's base salary will be reduced to $350,000 and his post-employment compensation will change as described herein. In the event of a termination not for cause, Mr. Emery would receive the remaining base salary for the term of his employment agreement and acceleration of vesting of his restricted stock awards. In the event of a termination upon a change in control, Mr. Emery would receive his remaining base salary, but not less than three times his annual base salary, and accelerated vesting of his restricted stock awards.
The Company has entered into a Third Amended and Restated Employment Agreement with Mr. Meredith which provides that he will serve as President and Chief Executive Officer beginning December 30, 2016. The term of Mr. Meredith's agreement renews automatically for successive one-year terms. Mr. Meredith's agreement may be terminated for a variety of reasons, including: for cause, voluntarily, death, disability, constructively, or following a change-in-control. In each case, Mr. Meredith would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the case of termination other than for cause, including constructive termination, Mr. Meredith would also receive full vesting of any restricted stock awards and severance compensation equal to his base salary for a period of 24 months and two times (i) his average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination, or (ii) $560,000, whichever is greater. He would also be paid a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
In the event that Mr. Meredith's agreement is terminated in connection with a change-in-control, Mr. Meredith would receive severance compensation equal to: (a) three times his annual base salary, plus (b) the greater of three times: (i) the average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination; and (ii) $1,120,000, plus (c) a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.

The Company has agreed to indemnify Mr. Meredith for certain liabilities arising from actions taken within the scope of his employment. Mr. Meredith's agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.
Chief Financial Officer
The Company has entered into an Amended and Restated Employment Agreement with Mr. Douglas that was effective on March 1, 2016. The initial term of the Employment Agreement ends December 31, 2016 and will automatically renew for successive one-year terms.
The Employment Agreement may be terminated for a variety of reasons, including: for cause, not for cause, voluntarily by Mr. Douglas, death, disability, constructively, or following a change in control. In all cases, Mr. Douglas would receive all accrued salary, bonus compensation that has been awarded but not yet paid, benefits under plans of the Company, including defined contribution or health and welfare plans, accrued vacation pay and reimbursement of appropriate business expenses.
In the case of a termination other than for cause, including a constructive termination, Mr. Douglas would also receive full vesting of any restricted stock awards and severance compensation equal to his base salary for a period of 24 months and two times (i) his average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination or (ii) $352,577, whichever is greater. He would also be paid a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
In the event that the Employment Agreement is terminated in connection with a “change-in-control”, Mr. Douglas would receive severance compensation equal to: (a) three times his annual base salary, plus (b) the greater of two times: (i) the average annual bonus compensation, if any, that he earned in the two years immediately preceding the date of termination; and (ii) $705,154, plus (c) a pro-rated portion of the bonus and/or equity compensation that he would have earned for a given period in which the termination occurs.
The Company had an employment agreement in place with Mr. Holmes, who was the Company's Chief Financial Officer through February 29, 2016, that was substantially similar to the employment agreements described below under Other Executive Officers. On February 2, 2016, the Company entered into an amended and restated employment agreement with Mr. Holmes in connection with his new role as Senior Vice President that became effective on March 1, 2016. As of March 1, 2016, Mr. Holmes is no longer an executive officer of the Company. His new employment agreement has a fixed term that ends on December 31, 2018.
Other Executive Officers
The Company has entered into employment agreements with John M. Bryant, Jr., Executive Vice President and General Counsel; and B. Douglas Whitman, II, Executive Vice President - Corporate Finance. These agreements each have a one-year term that is automatically extended on January 1 of each year for an additional year. If employment is terminated for any reason other than for cause (or constructive termination), the officer is entitled to receive his unpaid salary, earned bonus, full vesting of his restricted stock awards, vested deferred compensation and other benefits through the date of termination. In addition, the officer will receive as severance compensation one and one-half times his annual base salary following the date of termination plus an amount equal to the greater of: (i) two times his average annual bonus, if any, earned during the two years immediately preceding his termination; and (ii) two times the product of his base salary and 0.43.
If a “change-in-control” (as defined in the employment agreement) occurs and the officer’s employment is terminated for any reason other than for cause (or a constructive termination), he will receive the payments described above provided that the severance compensation would be an amount equal to three times the officer’s annual base salary, rather than one and one-half times, plus an amount equal to the greater of: (i) two times his average annual bonus, if any, earned during the two years immediately preceding his termination; and (ii) two times the product of his base salary and 0.43. If the payments due to the change-in-control result in an excise tax to the officer, under Section 4999 of the Internal Revenue Code, all change-in-control payments to the officer may be limited to an amount that is less than 300% of his average annual compensation. This limit would not apply in the event the officer’s net after-tax benefits are greater after considering the effect of the excise tax.
The Company may terminate the officer’s agreement for “cause,” which is defined to include (i) material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or (ii) the officer’s material, substantial and willful breach of the employment agreement that has resulted in material injury to the Company. In the event of the officer’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.
Each agreement may be terminated if the officer dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of the officer’s death or disability, the officer (or his estate) shall receive his unpaid salary, earned bonus, full vesting of restricted stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if the officer becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.
The tables below illustrate the compensation that would have been received by each of the Named Executive Officers assuming the officer had been terminated or had been eligible to retire and had elected to retire on December 31, 2015, and that any additional conditions to vesting of restricted stock awards under restricted stock award agreements had been met.

David R. Emery Chairman of Board and Chief Executive Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$2,926,539	$2,926,539	$—	$—
Short-Term Incentive Awards	$—	$1,519,013	$2,278,520	$—	$—
Accelerated Vesting of Restricted Stock(2)	$—	$2,332,605	$2,332,605	$2,332,605	$—
Total Value of Payments	$—	$6,778,157	$7,537,664	$2,332,605	$—

Scott W. Holmes (3) Executive Vice President and Chief Financial Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$704,454	$1,408,908	$—	$—
Short-Term Incentive Awards	$—	$403,887	$403,887	$—	$—
Accelerated Vesting of Restricted Stock(2)	$—	$7,429,922	$7,429,922	$7,429,922	$3,660,672
Total Value of Payments	$—	$8,538,263	$9,242,717	$7,429,922	$3,660,672

John M. Bryant, Jr. Executive Vice President and General Counsel	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$661,082	$1,322,163	$—	$—
Short-Term Incentive Awards	$—	$532,013	$532,013	$—	$—
Accelerated Vesting of Restricted Stock(2)	$—	$3,359,488	$3,359,488	$3,359,488	$3,359,488
Total Value of Payments	$—	$4,552,583	$5,213,664	$3,359,488	$3,359,488

B. Douglas Whitman, II Executive Vice President – Corporate Finance	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$661,082	$1,322,163	$—	$—
Short-Term Incentive Awards	$—	$379,020	$379,020	$—	$—
Accelerated Vesting of Restricted Stock(2)	$—	$3,269,799	$3,269,799	$3,269,799	$3,269,799
Total Value of Payments	$—	$4,309,901	$4,970,982	$3,269,799	$3,269,799

Todd J. Meredith Executive Vice President – Investments	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$661,082	$1,322,163	$—	$—
Short-Term Incentive Awards	$—	$379,020	$379,020	$—	$—
Accelerated Vesting of Restricted Stock(2)	$—	$3,164,817	$3,164,817	$3,164,817	$3,164,817
Total Value of Payments	$—	$4,204,919	$4,866,000	$3,164,817	$3,164,817
______________

(1)
Represents the base annual salary at December 31, 2015, payable in equal semi-monthly installments over a period of not less than eighteen months and not longer than sixty months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.

(2)	Based upon the closing price of a share of Company’s Common Stock on the New York Stock Exchange on December 31, 2015 of $28.32.

(3)
As of March 1, 2016, Mr. Holmes is no longer an executive officer. The amounts in the table are based on Mr. Holmes' employment agreement that was in effect on December 31, 2015. As noted above, an amended and restated employment agreement for Mr. Holmes became effective on March 1, 2016.

PROPOSAL 3 - NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 13, the Company’s executive compensation policies are designed to align the interests of the Named Executive Officers with the interests of our shareholders, link executive compensation to the Company’s overall performance, and attract, retain and motivate our Named Executive Officers. The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
The Board is asking shareholders to indicate their support for the Named Executive Officer compensation described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Board asks shareholders to vote “FOR” the following resolution:
RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders.
Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Board will carefully review the results of the vote. The Compensation Committee will also carefully consider shareholders’ concerns when designing future executive compensation programs.
The Board of Directors recommends that the shareholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

DIRECTOR COMPENSATION
Directors who are employees of the Company receive no additional compensation for their services as directors. Mr. Emery is the only employee director on the Company’s Board. For 2016, each non-employee director will receive the following compensation from the Company:

•
An annual retainer of $50,000 (the chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee receive additional annual retainers of $15,000, $10,000 and $9,000, respectively, and the lead independent director receives an additional annual retainer of $20,000);

•	A meeting fee of $1,500 for each Board or committee meeting attended, including any telephonic meeting that lasts more than one hour; and

•	An annual grant of restricted shares of Common Stock with a market value of $76,000 on the grant date, which is the date of the annual meeting of shareholders.
In December 2013, the Compensation Committee adopted an amendment to the way director compensation is implemented to allow each non-employee director to elect to take all or a portion of their retainer in the form of restricted stock with a one-year vesting period. For any amount that is taken in the form of restricted stock, a multiple of 1.1x is applied. One director elected to defer his retainer to receive stock in 2015 and the shares that were issued in lieu of the cash retainer had a market value on the date of grant of $54,758.
Stock Awards
Each non-employee director receives an automatic grant of restricted shares of Common Stock at the conclusion of each annual meeting, which shares are generally restricted for three years from the date of grant. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.
Director Compensation Table
The following table sets forth the 2015 compensation for non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards (3)	Total
Dan S. Wilford(1)	$72,500	$74,375	$146,875
Charles Raymond Fernandez, M.D.	$66,500	$74,375	$140,875
Errol L. Biggs, Ph.D.	$71,000	$74,375	$145,375
Bruce D. Sullivan(1)	$80,000	$74,375	$154,375
Edwin B. Morris III(1)	$96,500	$74,375	$170,875
John Knox Singleton	$16,500	$129,134	$145,634
Christann M. Vasquez (2)	$17,000	$—	$17,000
Roger O. West	$71,000	$74,375	$145,375

(1)	Includes fees associated with chairing a Committee.

(2)	Christann M. Vasquez was appointed to the board on November 3, 2015.
(3)    See Security Ownership of Certain Beneficial Owners and Management on page 9 for additional information about restricted stock awards. See Note 14 to the Consolidated Financial Statements contained in the Company's 2015 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards.

_______________________________________________________________________
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.

Under this policy, no transaction between the Company and an officer, director or five percent or greater shareholder (including any immediate family member or controlled entity) shall be allowed unless:

•
the Corporate Governance Committee has approved the transaction in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee.
No such approval is necessary for:

•	transactions available to all employees generally; or

•	transactions involving less than $5,000 when aggregated with all similar transactions.
The Board of Directors has determined that the Corporate Governance Committee is best suited to review and approve related party transactions. Accordingly, management shall report any related party transaction to be entered into by the Company to the Corporate Governance Committee, including the proposed aggregate value of such transactions if applicable. After review, the Corporate Governance Committee shall approve or disapprove such transactions and, at each subsequently scheduled meeting, management shall update the Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.
The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a related party, such opportunity shall be presented to the Corporate Governance Committee for consideration.
All related party transactions shall be disclosed to the full Board of Directors. Related party transactions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. The Company is not aware of any related party transactions that occurred in 2015.

_______________________________________________________________________
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2015, Edwin B. Morris III (chairman), Charles Raymond Fernandez, M.D., and John Knox Singleton served on the Compensation Committee. There are no interlocks among the members of the Compensation Committee.

GENERAL INFORMATION
Electronic Access to Proxy Statement and Annual Report
The Company has elected to provide its Proxy Statement and Annual Report over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report on the Internet at http://www.viewproxy.com/healthcarerealty/2016 or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your selection to receive proxy materials by mail or email will remain in effect until you revoke it.

Shareholder Proposals for 2017 Annual Meeting
Shareholder proposals, including a shareholder's direct nomination of a director, intended to be presented at the 2017 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than October 29, 2016 nor later than November 28, 2016, and comply with requirements set forth in the Company's bylaws. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on November 28, 2016.

Counting of Votes
All matters specified in this Proxy Statement will be voted on at the Annual Meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.
The inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes, however, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of a plurality or of “votes cast.”

Miscellaneous
The Company will bear the cost of printing, mailing and other expenses in connection with the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The Company has retained Alliance Advisors to aid in the solicitation. For its services, the Company expects to pay Alliance Advisors a fee of $16,150 and reimburse it for certain out-of-pocket disbursements and expenses. The Company also expects to reimburse, through Alliance Advisors, certain other persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if requested, printed proxy materials to their principals. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.
Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

HEALTHCARE REALTY TRUST INCORPORATED

David R. Emery
Chairman and Chief Executive Officer

March 28, 2016

Reconciliations
Reconciliation of FFO and Normalized FFO (1) (2)
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31
	2015	2014
Net Income Attributable to Common Stockholders	$18,658	$18,073
Gain on sales of real estate properties	(9,138)	(9,280)
Impairments of real estate assets	687	995
Leasing commission amortization (3)	886	810
Real estate depreciation and amortization	29,021	27,897
Total adjustments	21,456	20,422
Funds From Operations Attributable to Common Stockholders	$40,114	$38,495
Acquisition costs	1,068	471
Reversal of restricted stock amortization upon director / officer resignation	(40)	(115)
Security deposit recognized upon sale	—	(407)
Normalized Funds From Operations Attributable to Common Stockholders	$41,142	$38,444
Funds from Operations per Common Share—Diluted	$0.40	$0.39
Normalized Funds From Operations Per Common Share—Diluted	$0.41	$0.39
FFO Weighted Average Common Shares Outstanding	100,474	98,086

	Year Ended December 31
	2015	2014
Net Income Attributable to Common Stockholders	$69,436	$31,887
Gain on sales of real estate properties	(67,172)	(9,283)
Impairments of real estate assets	4,325	12,029
Leasing commission amortization (3)	3,449	3,000
Real estate depreciation and amortization	114,533	108,860
Total adjustments	55,135	114,606
Funds From Operations Attributable to Common Stockholders	$124,571	$146,493
Acquisition costs	1,394	708
Severance expense	141	—
Loss on extinguishment of debt	27,998	—
Refund of prior year overpayment of certain operating expenses	—	(1,919)
Pension termination	5,260	—
Impairment of internally-developed software	654	—
Reversal of restricted stock amortization upon director / officer resignation	(40)	(560)
Security deposit recognized upon sale	—	(407)
Normalized Funds From Operations Attributable to Common Stockholders	$159,978	$144,315
Funds from Operations per Common Share—Diluted	$1.25	$1.51
Normalized Funds From Operations Per Common Share—Diluted	$1.60	$1.49
FFO Weighted Average Common Shares Outstanding	99,880	96,759
_________

(1)
Funds from operations (“FFO”) and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization (including amortization of leasing commissions), and after adjustments for unconsolidated partnerships and joint ventures.”

(2)
FFO does not represent cash generated from operating activities determined in accordance with accounting principles generally accepted in the United States of America and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered an alternative to net income attributable to common stockholders as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.

(3)
In the third quarter of 2015, the Company began including an add-back for leasing commission amortization in order to provide a better basis for comparing its results of operations with those of others in the industry, consistent with the NAREIT definition of FFO. All periods presented have been adjusted.

Reconciliation of NOI
(amounts in thousands)
(Unaudited)

QUARTERLY
	Q4 2015	Q3 2015	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Rental income (a)	$97,466	$95,383	$95,450	$95,034	$93,648	$92,095	$89,279	$86,502
Property lease guaranty revenue (b)	851	999	937	1,102	1,029	1,100	1,160	1,141
Exclude straight-line rent revenue	(1,929)	(2,309)	(2,475)	(2,832)	(3,122)	(3,046)	(2,504)	(2,297)
Revenue	96,388	94,073	93,912	93,304	91,555	90,149	87,935	85,346
Property operating expense	(36,758)	(35,247)	(33,927)	(34,263)	(33,386)	(34,204)	(33,635)	(32,831)
NOI	$59,630	$58,826	$59,985	$59,041	$58,169	$55,945	$54,300	$52,515
Less:
Acquisitions	(6,038)	(4,976)	(4,535)	(4,433)	(3,542)	(3,053)	(1,719)	(40)
Reposition	(983)	(861)	(768)	(812)	(1,287)	(1,141)	(1,286)	(1,467)
Dispositions / other	91	(108)	(1,506)	(1,557)	(1,582)	(1,749)	(1,757)	(1,801)
Same store NOI	$52,700	$52,881	$53,176	$52,239	$51,758	$50,002	$49,538	$49,207

(a) Rental income reconciliation:
Property operating	$79,466	$76,960	$75,470	$74,654	$73,153	$71,847	$71,029	$69,274
Single-tenant net lease	16,071	16,114	17,505	17,548	17,373	17,202	15,746	14,931
Straight-line rent	1,929	2,309	2,475	2,832	3,122	3,046	2,504	2,297
Total consolidated rental income	$97,466	$95,383	$95,450	$95,034	$93,648	$92,095	$89,279	$86,502

(b) Other operating income reconciliation:
Property lease guaranty revenue	$851	$999	$937	$1,102	$1,029	$1,100	$1,160	$1,141
Interest income	123	144	156	157	163	246	130	192
Other	142	170	134	132	128	128	133	115
Total consolidated other operating income	$1,116	$1,313	$1,227	$1,391	$1,320	$1,474	$1,423	$1,448

Trailing Twelve Months
	Year Ended December 31,
	2015	2014
NOI	$237,483	$220,929
Less:
Acquisitions	(19,982)	(8,354)
Reposition	(3,424)	(5,181)
Dispositions / other	(3,081)	(6,889)
Same store NOI	$210,996	$200,505

HEALTHCARE REALTY TRUST INCORPORATED
COMMON STOCK PROXY
HEALTHCARE REALTY TRUST INCORPORATED
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 10, 2016: The Proxy Statement and the Company’s Annual Report to Shareholders for the year ended December 31, 2015 are available at http://www.viewproxy.com/healthcarerealty/2016.
The undersigned hereby appoints B. Douglas Whitman II and John M. Bryant, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 10, 2016, at 10:00 a.m. (local time), and at any adjournment thereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (1) FOR the election of the nine nominees listed below to serve as directors until the 2017 Annual Meeting or until their successors are duly elected and qualified; (2) FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2016 fiscal year; (3) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis; and (4) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange, if a shareholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (1), (3), and (4), in each case resulting in a broker non-vote.
1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01- David R. Emery	☐	☐	02- Nancy H. Agee	☐	☐	03- Charles Raymond Fernandez, M.D.	☐	☐
	For	Withhold		For	Withhold		For	Withhold
04 - Peter F. Lyle	☐	☐	05 - Edwin B. Morris III	☐	☐	06- John Knox Singleton	☐	☐
	For	Withhold		For	Withhold		For	Withhold
07- Bruce D. Sullivan	☐	☐	08- Christann M. Vasquez	☐	☐	09- Dan S. Wilford	☐	☐

2. Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To approve the following resolution:
RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders.

☐FOR	☐AGAINST	☐ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Date:
Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.